Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S     R E L E A S E

Date:	March 28, 2011
Contact:	Peter B. Orthwein or Richard E. Riegel
THOR APPROVES REGULAR QUARTERLY DIVIDEND OF 10¢ PER SHARE
Thor Industries, Inc. (NYSE:THO) announced today that its Board of Directors approved at its March 25, 2011 meeting, the payment of a regular quarterly dividend of 10¢ per share. The regular dividend will be paid on April 22, 2011to stockholders of record at the close of business on April 8, 2011.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2010. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.